Exhibit 99.1
AFCE Reports Financial Results for First Quarter 2010; Reaffirms Fiscal 2010 Guidance
ATLANTA, May 26, 2010 (BUSINESS WIRE) —AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes(R) restaurants, today reported results for first quarter 2010 which ended April 18, 2010. The Company also reaffirmed guidance for fiscal 2010 and provided a business update on its Strategic Plan.
First Quarter 2010 Highlights Compared to First Quarter 2009:
•	Reported net income was $5.8 million, or $0.23 per diluted share, compared to $5.0 million, or $0.20 per diluted share, last year. Adjusted earnings per diluted share were $0.23 compared to $0.21 last year. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	Total system-wide sales increased 2.1 percent compared to a 1.1 percent increase last year.

•	Global same-store sales decreased 0.3 percent compared to a 0.2 percent increase last year. Domestic same-store sales decreased 0.4 percent compared to a 0.3 percent decrease last year. International same-store sales increased 1.2 percent compared to a 4.8 percent increase in 2009.

•	The Popeyes system opened 17 restaurants and permanently closed 12 restaurants, resulting in 5 net openings.

•	EBITDA was $13.4 million, at 30.6 percent of total revenue, compared to first quarter 2009 EBITDA of $11.5 million, at 24.0 percent of total revenue. EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•	Outstanding debt was reduced by $6.8 million to $75.8 million.

•	The Company’s free cash flow was $6.8 million compared to $7.1 million last year. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “Popeyes delivered solid earnings performance for the first quarter. Our same-store sales were slightly negative; however, this was in part a function of a planned change in first quarter media timing versus a year ago. Our national promotion events were in-line with our expectations, as we have continued to outpace the chicken QSR category for the eighth consecutive quarter.”
“In today’s intensely competitive and increasingly global marketplace, building our brand with culinary innovation is one of our key strategic initiatives. As such, we are excited to announce two new menu offerings which are being introduced next week — Popeyes Wicked Chicken and Cane Sweeeet Iced Tea. Wicked Chicken is a fun and portable new way to eat lunch at Popeyes and it is our first global limited-time promotion. Cane Sweeeet Iced Tea is our own proprietary tea recipe that is fresh brewed and sweetened with cane sugar instead of corn syrup. Both of these new menu items are sourced from our distinctive Louisiana heritage.”
Strategic Plan Update
The Company’s Strategic Plan is built on the foundation of the Four Pillars below.
1. Build the Popeyes Brand
•	In February and March, Popeyes promoted its Butterfly Shrimp Tackle Box featuring 8-pieces of Butterfly Shrimp with Cajun fries and a buttermilk biscuit for $4.99. This promotion, which was supported with national media advertising, delivered positive traffic and positive same-store sales.

•	In April, Popeyes ran its 2-piece Louisiana tenders with Cajun fries and a buttermilk biscuit for $2.99, supported with national media advertising. On April 21st, the first week of the second quarter, the Popeyes system offered its Popeyes Pay Day promotion for the second consecutive year. This national one-day event featured 8-pieces of Popeyes signature Bonafide(R) chicken for only $5.99. Both promotions performed as expected, but below the record sales of a year ago.

•	On May 31st, Popeyes will launch two new menu items — Popeyes Wicked Chicken and Cane Sweeeet Iced Tea. Popeyes Wicked Chicken features a portable box with Wicked Chicken, Cajun fries, a buttermilk biscuit, ranch dipping sauce and a mini bottle of TABASCO(R) Pepper Sauce for only $3.99. Wicked Chicken consists of thin strips of tender, juicy, all white meat chicken marinated with Louisiana seasonings that turns into twisty and curly fun when cooked. Cane Sweeeet Iced Tea, which will be a permanent menu addition, is a fresh brewed tea sweetened with all natural, pure cane sugar.
2. Run Great Restaurants
•	Popeyes restaurants continue to see steady improvements in their Guest Experience Monitor (GEM) scores, with “Overall Delighted” scores up 2 to 3 percentage points from the end of last year and “Speed of Service” scores up a full 8 percentage points from the third quarter last year when the Company initiated its new speed of service training program. This service training is now in place in substantially all restaurants throughout the domestic system.
3. Strengthen Unit Economics
•	In the first quarter, Popeyes restaurants achieved a 6.5 percent decrease in food costs compared to first quarter last year, which translated to approximately a 200 basis point improvement in restaurant operating margins. This improvement was equally a result of better commodity costs and new supply chain cost savings initiatives. The Company expects the supply chain cost savings to continue to benefit the Popeyes system throughout the remainder of the year.
4. Ramp Up New Unit Growth
•	Domestically, the pipeline for new unit openings has steadily improved over the last six months. While credit markets remain tight, most new units are being built by existing operators from cash flow. Internationally, the new unit pipeline is strong and the Company anticipates opening restaurants in 4 new countries in 2010. The Company remains on track to deliver its opening guidance for the year.
First Quarter 2010 Financial Performance Compared toFirst Quarter 2009
Total system-wide sales increased by 2.1 percent. System-wide sales were comprised of $538.7 million in franchise restaurant sales and $16.1 million in company-operated restaurant sales.
Global same-store sales decreased 0.3 percent compared to a 0.2 percent increase in 2009. Total domestic same-store sales decreased 0.4 percent compared to a 0.3 percent decrease last year, an improvement over the 1.0 percent decrease in the fourth quarter of 2009. The first quarter decrease was in part due to a planned change in first quarter media timing from three national promotions last year to two national promotions this year. According to independent data, Popeyes’ first quarter domestic same-store sales outpaced the chicken QSR category for the eighth consecutive quarter. In 2010, Popeyes’ efforts will remain focused on offering our guests compelling value while introducing innovative products to drive traffic into the restaurants.
International same-store sales increased 1.2 percent compared to a 4.8 percent increase in 2009. The increase was due primarily to strong sales in Canada, Turkey and overseas U.S. military bases, partially offset by negative performance in Latin America, Korea and the Middle East. To address the slowdown in certain international markets, the Company will shift its marketing focus to value promotions to drive traffic into the restaurants. As the Company has experienced in the domestic system, management believes lowering average check in this climate is essential to gaining market share. As such, the Company expects 2010 same-store sales in international markets to be more modest than prior years.

Total revenues were $43.8 million, compared to $47.9 million last year. This decrease was primarily due to the Company’s successful re-franchising of 16 company-operated restaurants in Atlanta and Nashville during 2009.
Company-operated restaurant expenses include “restaurant food, beverages and packaging” and “restaurant employee, occupancy and other expenses”. Company-operated restaurant expenses as a percentage of sales in the first quarter were 5 percentage points better than first quarter last year. This improvement was equally a result of better food and labor costs, attributable to better management controls and lower commodity costs, and the re-franchising of lower performing company-operated restaurants.
General and administrative expenses were $16.8 million, or 3.0 percent of system-wide sales, compared to $17.7 million, or 3.3 percent of system-wide sales, last year. This decrease was primarily attributable to planned lower first quarter expenditures of national media advertising expenses. General and administrative expenses as a percent of system-wide sales were lower than the Company’s full year guidance due to timing of expenses. The Company expects to apply these expenses over the next three quarters and continues to expect general and administrative expenses to be in the range of 3.1-3.2 percent of system-wide sales for fiscal 2010.
Other income was $0.1 million compared to other expenses of $0.4 million last year.
EBITDA was $13.4 million, at 30.6 percent of total revenue, compared to first quarter 2009 EBITDA of $11.5 million, at 24.0 percent of total revenue. The increase in EBITDA was primarily due to an improvement in food and labor costs for company-operated restaurants and lower general and administrative expenses, as discussed above. EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Operating profit was $12.2 million, compared to operating profit of $9.9 million last year.
Interest expense, net was $2.8 million in the first quarter, a $1.1 million increase from 2009. This increase was primarily due to higher average interest rates on debt and amortization fees expensed in connection with the Company’s amended credit facility, which was partially offset by lower average debt balances as compared to 2009. Interest expense, net in the first quarter included $0.8 million of non-cash charges related to amortization of bank fees and interest rate swap costs.
Income tax expense was $3.6 million, at an effective tax rate of 38.3 percent, compared to an effective tax rate of 39.0 percent in the prior year. The effective rates differ from statutory rates due to adjustments to estimated tax reserves and other permanent differences.
Reported net income was $5.8 million, or $0.23 per diluted share, compared to $5.0 million, or $0.20 per diluted share, last year. Adjusted earnings per diluted share were $0.23 compared to $0.21 last year. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
During the first quarter, the Company made $6.8 million in debt repayments, including $6.0 million of voluntary payments, reducing its outstanding debt to $75.8 million. The Company’s Total Leverage Ratio is now at 1.73 to 1.
Free cash flow was $6.8 million, which included $0.1 million of other income, compared to $7.1 million in 2009, which included $0.4 million of other expense. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
The Popeyes system opened 17 restaurants in the first quarter, which included 5 domestic and 12 international restaurants, compared to 14 openings last year. The Popeyes system permanently closed 12 restaurants, resulting in 5 net openings. These closures included 10 domestic and 2 international restaurants.

On a system-wide basis, Popeyes had 1,944 restaurants operating at the end of the first quarter, compared to 1,909 restaurants at the end of the first quarter last year. Total unit count was comprised of 1,570 domestic restaurants and 374 international restaurants in 27 foreign countries and two territories. Of this total, 1,907 were franchised restaurants and 37 were company-operated restaurants.
Fiscal 2010 Guidance
The Company continues to project global same-store sales to be in the range of negative 1.0 to positive 2.0 percent for 2010, given the continuing challenges of the global economic environment and the intensely competitive restaurant sector.
Popeyes expects its global new openings to remain consistent with previous guidance in the range of 110-130 restaurants. The Company will continue to close underperforming restaurants and enforce higher operating standards throughout the system. As a result, the Company projects system-wide unit closings to be approximately 100 restaurants, yielding 10-30 net openings in 2010, consistent with the Company’s previous guidance. Popeyes restaurant closures typically have sales significantly lower than the system average.
The Company continues to expect its fiscal 2010 general and administrative expense rate to be consistent with last year’s rate of 3.1-3.2 percent of system-wide sales, among the lowest in the restaurant industry. The Company will continue to tightly manage general and administrative expenses and invest in its international business and core initiatives of the Company’s Strategic Plan. This includes new product innovation to drive traffic, operational tools and training to improve the guest experience, and productivity initiatives to strengthen restaurant profitability.
Consistent with previous guidance, the Company expects 2010 diluted earnings per share to be in the range of $0.73-$0.77.
Long-Term Guidance
Consistent with previous guidance, over the course of the next five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1 to 3 percent; net new unit growth of 4 to 6 percent; and earnings per diluted share growth of 13 to 15 percent.
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on May 27, 2010, to review the results of the first quarter 2010. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises First Quarter 2010 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes(R) restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of April 18, 2010, Popeyes had 1,944 operating restaurants in the United States, Puerto Rico, Guam and 27 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
TABASCO(R) is a registered trademark exclusively of McIlhenny Company, Avery Island, LA 70513.

AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In millions, except share data)

	4/18/2010	12/27/2009
ASSETS
Current assets:
Cash and cash equivalents	$3.8	$4.1
Accounts and current notes receivable, net	6.8	9.1
Other current assets	4.5	3.9
Advertising cooperative assets, restricted	17.0	16.0
Total current assets	32.1	33.1
Long-term assets:
Property and equipment, net	21.2	21.5
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	47.5	47.6
Other long-term assets, net	2.7	3.3
Total long-term assets	82.5	83.5
Total assets	$114.6	$116.6

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4.5	$4.8
Other current liabilities	11.7	13.7
Current debt maturities	0.9	1.3
Advertising cooperative liabilities	17.0	16.0
Total current liabilities	34.1	35.8
Long-term liabilities:
Long-term debt	74.9	81.3
Deferred credits and other long-term liabilities	17.1	17.7
Total long-term liabilities	92.0	99.0
Total liabilities	126.1	134.8

Commitments and contingencies

Shareholders’ deficit:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—

Common stock ($.01 par value; 150,000,000 shares authorized; 25,557,996 and 25,455,917 shares issued and outstanding at April 18, 2010 and December 27, 2009, respectively)	0.3	0.3

Capital in excess of par value	112.9	112.3
Accumulated deficit	(124.5)	(130.3)
Accumulated other comprehensive loss	(0.2)	(0.5)
Total shareholders’ deficit	(11.5)	(18.2)

Total liabilities and shareholders’ deficit	$114.6	$116.6

AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	16 Weeks Ended
	4/18/2010	4/19/2009
Revenues:
Sales by company-operated restaurants	$16.1	$20.8
Franchise revenues	26.4	25.7
Rent and other revenues	1.3	1.4
Total revenues	43.8	47.9

Expenses:
Restaurant employee, occupancy and other expenses	7.8	10.8

Restaurant food, beverages and packaging	5.1	6.9
Rent and other occupancy expenses	0.8	0.6
General and administrative expenses	16.8	17.7
Depreciation and amortization	1.2	1.6
Other expenses (income), net	(0.1)	0.4
Total expenses	31.6	38.0

Operating profit	12.2	9.9
Interest expense, net	2.8	1.7

Income before income taxes	9.4	8.2
Income tax expense	3.6	3.2

Net income	$5.8	$5.0

Earnings per common share, basic:	0.23	$0.20

Earnings per common share, diluted:	0.23	$0.20

AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	16 Weeks Ended
	4/18/2010	4/19/2009
Cash flows provided by (used in) operating activities:
Net income	$5.8	$5.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1.2	1.6
Asset write downs	0.1	0.2
Net gain on sale of assets	(0.2)	(0.1)
Deferred income taxes	0.4	(0.1)
Non-cash interest expense, net	0.8	0.1

Provision for credit losses	(0.1)	0.3
Stock-based compensation expense	0.6	0.6
Change in operating assets and liabilities:
Accounts receivable	0.9	(0.2)
Other operating assets	(0.5)	1.5
Accounts payable and other operating liabilities	(3.3)	(2.4)
Net cash provided by operating activities	5.7	6.5

Cash flows provided by (used in) investing activities:
Capital expenditures	(0.8)	(0.2)
Proceeds from dispositions of property and equipment	—	1.0
Other proceeds	1.7	0.5
Net cash provided by investing activities	0.9	1.3

Cash flows provided by (used in) financing activities:
Principal payments - 2005 Credit Facility (term loan)	(6.7)	(3.4)
Principal payments - 2005 revolving credit facility	—	(0.5)
Other financing activities, net	(0.2)	(0.4)
Net cash used in financing activities	(6.9)	(4.3)

Net increase (decrease) in cash and cash equivalents	(0.3)	3.5
Cash and cash equivalents at beginning of year	4.1	2.1
Cash and cash equivalents at end of quarter	$3.8	$5.6

	Q1 Ended	Q1 Ended
Total Same-Store Sales	4/18/10	4/19/09
Company-operated	0.2%	(4.1%)
Domestic Franchised [a]	(0.5%)	(0.2%)
Total Domestic	(0.4%)	(0.3%)
International Franchise [b]	1.2%	4.8%
Total Global	(0.3%)	0.2%
Total Franchised (a and b)	(0.3%)	0.3%

New Unit Openings
Company-operated	—	—
Domestic Franchised	5	5
Total Domestic	5	5
International Franchise	12	9
Total Global	17	14

Unit Count
Company-operated	37	51
Domestic Franchised	1,533	1,520
Total Domestic	1,570	1,571
International Franchise	374	338
Total Global	1,944	1,909

Management’s Use of Non-GAAP Financial Measures
EBITDA: Calculation and Definition
The Company defines EBITDA as “earnings before interest expense, taxes, depreciation and amortization”. The following table reconciles on a historical basis for first quarter 2010 and first quarter 2009, the Company’s earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to EBITDA:

(dollars in millions)	Q1 2010	Q1 2009
Net income	$5.8	$5.0
Interest expense, net	$2.8	$1.7
Income tax expense	$3.6	$3.2
Depreciation and amortization	$1.2	$1.6
EBITDA	$13.4	$11.5
Total Revenue	$43.8	$47.9
EBITDA as a percentage of Total Revenue (EBITDA margin)	30.6%	24.0%
Free cash flow:Calculation and Definition
The Company defines Free Cash Flow as net income plus depreciation and amortization, plus stock compensation expense, minus maintenance capital expenses (which includes: for first quarter 2010 $0.5 million for restaurant re-image projects, and $0.3 million in other capital assets to maintain, replace and extend the lives of company-operated QSR equipment and facilities; and for first quarter 2009 $0.1 million in other capital assets to maintain, replace and extend the lives of company-operated QSR equipment and facilities). The following table reconciles on a historical basis for first quarter 2010 and first quarter 2009, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to free cash flow:

(dollars in millions)	Q1 2010	Q1 2009
Net income	$5.8	$5.0
Depreciation and amortization	$1.2	$1.6
Stock compensation expense	$0.6	$0.6
Maintenance capital expenses	$(0.8)	$(0.1)
Free cash flow	$6.8	$7.1
Total Revenue	$43.8	$47.9
Free cash flow as a percentage of Total Revenue (Free cash flow margin)	15.5%	14.8%
Adjusted earnings per diluted share:Calculation and Definition
The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of (i) other income, net (which for first quarter 2010 includes $0.1 million for impairments and disposals of fixed assets and $0.2 million for net gain on sales of assets; and for first quarter 2009 includes $0.2 million for impairments and disposals of fixed assets, $0.1 million for net gain on sales of assets, and $0.3 million for other costs), and (ii) the tax effect of these adjustments. Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for first quarter 2010 and first quarter 2009, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

(dollars in millions, except per share data)	Q1 2010	Q1 2009
Net income	$5.8	$5.0
Other expense (income), net	$(0.1)	$0.4
Tax effect	$0.1	$(0.2)
Adjusted net income	$5.8	$5.2
Adjusted earnings per diluted share	$0.23	$0.21
Weighted-average diluted shares outstanding	25.4	25.3
Management’s Use of Non-GAAP Financial Measures
EBITDA, free cash flow and adjusted earnings per diluted share are supplemental non-GAAP financial measures. The Company uses EBITDA, free cash flow and adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.
Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, the Company’s plan to own and operate its current company-operated restaurants, projections and expectations regarding same-store sales for fiscal 2010 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2010 and long-term performance, including projections regarding general and administrative expenses, and net earnings per diluted share, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2009 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
SOURCE: AFC Enterprises, Inc.
AFC Enterprises, Inc.
Investor inquiries:
Cheryl Fletcher, 404-459-4487
Director, Finance & Investor Relations
investor.relations@afce.com
or
Media inquiries:
Alicia Thompson, 404-459-4572
Vice President, Popeyes Communications & Public Relations
popeyescommunications@popeyes.com